Exhibit 10.1

UNITED STATES OF AMERICA

BEFORE THE

BOARD OF GOVERNORS OF THE FEDERAL RESERVE SYSTEM

WASHINGTON, D.C.

Written Agreement by and between GREER BANCSHARES INCORPORATED Greer, South Carolina and FEDERAL RESERVE BANK OF RICHMOND Richmond, Virginia	Docket No. 11-075-WA/RB-HC

WHEREAS, Greer Bancshares Incorporated, Greer, South Carolina (“GBI”), a registered bank holding company, owns and controls Greer State Bank, Greer, South Carolina (the “Bank”), a state-chartered nonmember bank, and various nonbank subsidiaries;

WHEREAS, it is the common goal of GBI and the Federal Reserve Bank of Richmond (the “Reserve Bank”) to maintain the financial soundness of GBI so that GBI may serve as a source of strength to the Bank;

WHEREAS, GBI and the Reserve Bank have mutually agreed to enter into this Written Agreement (the “Agreement”); and

WHEREAS, on June 23, 2011, the board of directors of GBI, at a duly constituted meeting, adopted a resolution authorizing and directing Walter M. Burch to enter into this Agreement on behalf of GBI, and consenting to compliance with each and every provision of this Agreement by GBI and its institution-affiliated parties, as defined in sections 3(u) and 8(b)(3) of the Federal Deposit Insurance Act, as amended (the “FDI Act”) (12 U.S.C. §§ 1813(u) and 1818(b)(3)).

NOW, THEREFORE, GBI and the Reserve Bank agree as follows:

Source of Strength

1. The board of directors of GBI shall take appropriate steps to fully utilize GBI’s financial and managerial resources, pursuant to section 225.4 (a) of Regulation Y of the Board of Governors of the Federal Reserve System (the “Board of Governors”) (12 C.F.R. § 225.4(a)), to serve as a source of strength to the Bank, including, but not limited to, taking steps to ensure that the Bank complies with the Consent Order issued by the Federal Deposit Insurance Corporation (“FDIC”) on March 1, 2011, and any other supervisory action taken by the Bank’s federal or state regulator.

Dividends and Distributions

2. (a) GBI shall not declare or pay any dividends without the prior written approval of the Reserve Bank and the Director of the Division of Banking Supervision and Regulation of the Board of Governors (the “Director”).

(b) GBI shall not directly or indirectly take dividends or any other form of payment representing a reduction in capital from the Bank without the prior written approval of the Reserve Bank.

(c) GBI and its nonbank subsidiaries shall not make any distributions of interest, principal, or other sums on subordinated debentures or trust preferred securities without the prior written approval of the Reserve Bank and the Director.

(d) All requests for prior approval shall be received by the Reserve Bank at least 30 days prior to the proposed dividend declaration date, proposed distribution on subordinated debentures, and required notice of deferral on trust preferred securities. All requests shall contain, at a minimum, current and projected information on GBI’s capital, earnings, and cash flow; the Bank’s capital, asset quality, earnings, and allowance for loan and lease losses; and identification of the sources of funds for the proposed payment or distribution. For requests to declare or pay dividends, GBI must also demonstrate that the requested declaration or payment of dividends is consistent with the Board of Governors’ Policy Statement on the Payment of Cash Dividends by State Member Banks and Bank Holding Companies, dated November 14, 1985 (Federal Reserve Regulatory Service, 4-877 at page 4-323).

Debt and Stock Redemption

3. (a) GBI and its nonbank subsidiaries shall not, directly or indirectly, incur, increase, or guarantee any debt without the prior written approval of the Reserve Bank. All requests for prior written approval shall contain, but not be limited to, a statement regarding the purpose of the debt, the terms of the debt, and the planned source(s) for debt repayment, and an analysis of the cash flow resources available to meet such debt repayment.

(b) GBI shall not, directly or indirectly, purchase or redeem any shares of its stock without the prior written approval of the Reserve Bank.

Cash Flow Projections

4. Within 60 days of this Agreement, GBI shall submit to the Reserve Bank a written statement of its planned sources and uses of cash for debt service, operating expenses, and other purposes (“Cash Flow Projection”) for the remainder of 2011. GBI shall submit to the Reserve Bank a Cash Flow Projection for each calendar year subsequent to 2011 at least one month prior to the beginning of that calendar year.

Compliance with Laws and Regulations

5. (a) In appointing any new director or senior executive officer, or changing the responsibilities of any senior executive officer so that the officer would assume a different senior executive officer position, GBI shall comply with the notice provisions of section 32 of the FDI Act (12 U.S.C. § 1831i) and Subpart H of Regulation Y of the Board of Governors (12 C.F.R. §§ 225.71 et seq.).

(b) GBI shall comply with the restrictions on indemnification and severance payments of section 18(k) of the FDI Act (12 U.S.C. § 1828(k)) and Part 359 of the FDIC’s regulations (12 C.F.R. Part 359).

Progress Reports

6. Within 30 days after the end of each calendar quarter following the date of this Agreement, the board of directors shall submit to the Reserve Bank written progress reports detailing the form and manner of all actions taken to secure compliance with the provisions of this Agreement and the results thereof, and a parent company only balance sheet, income statement, and, as applicable, report of changes in stockholders’ equity.

Communications

7. All communications regarding this Agreement shall be sent to:

(a)	Ms. Joan T. Garton

Vice President

Federal Reserve Bank of Richmond

P.O. Box 27622

Richmond, Virginia 23261-76225

(b)	Mr. J. Richard Medlock, Jr.

Executive Vice President and Chief Financial Officer

Greer Bancshares Incorporated

P.O. Box 1029

Greer, South Carolina 29652

Miscellaneous

8. Notwithstanding any provision of this Agreement, the Reserve Bank may, in its sole discretion, grant written extensions of time to GBI to comply with any provision of this Agreement.

9. The provisions of this Agreement shall be binding upon GBI and its institution-affiliated parties, in their capacities as such, and their successors and assigns.

10. Each provision of this Agreement shall remain effective and enforceable until stayed, modified, terminated, or suspended in writing by the Reserve Bank.

11. The provisions of this Agreement shall not bar, estop, or otherwise prevent the Board of Governors, the Reserve Bank, or any other federal or state agency from taking any other action affecting GBI, the Bank, the nonbank subsidiaries of GBI, or any of their current or former institution-affiliated parties and their successors and assigns.

12. Pursuant to section 50 of the FDI Act (12 U.S.C. § 1831aa), this Agreement is enforceable by the Board of Governors under section 8 of the FDI Act (12 U.S.C. § 1818).

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the 7th day of July, 2011.

GREER BANCSHARES INCORPORATED		FEDERAL RESERVE BANK OF RICHMOND

By:	/s/ Walter M. Burch	By:	/s/ Joan T. Garton
	Walter M. Burch		Joan T. Garton
	Chairman of the Board		Vice President